Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of December 30, 2004 (the “Effective Date”), by and between SPIRIT FINANCE ACQUISITIONS, LLC, a Delaware limited liability company and SPIRIT MASTER HOLDINGS SPE, LLC, a Delaware limited liability company (collectively, the “Purchaser”), and Carolina Pump & Supply Corp., a Rhode Island corporation; HSI Indiana, LLC, an Indiana limited liability company; HSI North Carolina, LLC, a North Carolina limited liability company; Hughes Supply, Inc., a Florida corporation; Hughes Supply (VA), Inc., a Virginia corporation; Juno Industries, Inc., a Florida corporation; Kamen Supply Company, Inc., a Kansas corporation; One Stop Supply, Inc., a Tennessee corporation; Paine Supply of Jackson, Inc., a Mississippi corporation; Panhandle Pipe & Supply Co., Inc.; a West Virginia corporation; Southwest Stainless, L.P., a Delaware limited partnership, USCO Incorporated, a North Carolina corporation; Utiliserve, Inc., a Delaware corporation; Waterworks Sales Company, a Colorado corporation; and WCC Merger Corporation, a Georgia corporation (collectively, the “Seller”). Except as otherwise expressly defined herein, capitalized terms will have the meanings set forth on Exhibit A attached hereto and incorporated herein by this reference.

For and in consideration of the mutual covenants and promises hereinafter set forth, the parties hereby mutually covenant and agree as follows:

ARTICLE I

PURCHASE OF PROPERTIES

Section 1.01. Agreement to Purchase. Purchaser agrees to purchase, and Seller agrees to sell, in accordance with the terms, conditions and stipulations set forth in this Agreement (the “Transaction”), all of Seller’s right, title and interest in and to (a) the parcel or parcels of real property, as more particularly described on Exhibit B attached hereto, and any and all improvements thereon and appurtenances thereto (collectively, the “Real Property”), (b) the fixtures affixed thereto, except for those fixtures set forth on Exhibit C attached hereto (collectively, the “Excluded Property”), (c) all mineral, oil and gas rights, water rights, sewer rights and other utility rights allocated to the Real Property, (d) all leases and rental agreements relating to the Real Property or any portion thereof, and all rent, prepaid rent, security deposits and other tenant payments and deposits held by Seller, except that those leases set forth on Exhibit C attached hereto (collectively, the “Designated Leases”) shall be subject to the provisions set forth in Section 1.05 hereof, (e) all appurtenances, easements, licenses, privileges and other property interests belonging or appurtenant to the Real Property, and (f) any roads, streets and ways, public and private, serving the Real Property owned by Seller (all of the foregoing items in clauses (a) through (f) above, now or hereafter existing, collectively, the “Properties”).

The Properties are owned by Hughes Supply, Inc. and its various Affiliates and subsidiaries. The specific ownership of each Property shall be as set forth on Exhibit B attached hereto and each entity shall be the “Seller” for the individual Property so identified.

Section 1.02. Purchase Price. The aggregate purchase price to be paid by Purchaser to Seller for the Properties is $37,537,031.00 (the “Purchase Price”). The Purchase Price has been allocated among the Properties as set forth on Exhibit B attached hereto (the “Allocations”). Adjustments, if any, to such Allocations and/or the Purchase Price shall be made in accordance with the terms of this Agreement, including without limitation, pursuant to the provisions of Section 2.04 below. The Purchase Price, as adjusted pursuant to requirements of this Agreement, shall be paid by Purchaser in immediately available federal funds at Closing.

Section 1.03. Lease of Properties. At Closing, Lessee and Purchaser shall execute and deliver the Lease Agreement for each Property, substantially in the form attached hereto and incorporated herein as Exhibit D, pursuant to which Purchaser shall lease each Property to the respective Lessee, at the rent and pursuant to the terms and conditions contained therein.

Section 1.04. Prorations; Closing Costs. In view of the lease of the Properties to Lessee pursuant to the Lease Agreement and Lessee’s and Purchaser’s obligations thereunder, there shall be no proration of insurance, taxes, special assessments, utilities or any other costs related to the Properties between Seller and Purchaser at Closing. All real and personal property and other applicable taxes and assessments and other charges relating to the Properties which are due and owing on or prior to the Closing Date shall be paid by Seller at or prior to Closing, and all other taxes and assessments shall be paid by Lessee in accordance with the terms of each Lease Agreement. Except as expressly set forth herein, Seller and Purchaser shall split equally the costs of all stamps, transfer taxes or conveyance fees imposed by any city, county or other governmental unit, the recording of the Deeds, the escrow fee (if any), and all other fees related to Closing; provided, however, that each party shall be responsible for its own attorneys’ fees.

Section 1.05. Designated Leases. The parties agree to execute an assignment of leases and rents or such other document as may be mutually agreed upon by the parties (“Assignment of Designated Leases”), assigning all of Seller’s right, title and interest in and to the Designated Leases to Purchaser, but granting to the tenant under the Lease Agreement throughout the Term (as defined in the Lease Agreement), the right and license to collect and use all rentals due under the Designated Leases and the right to exercise all rights and perform all obligations of the landlord thereunder; provided, however, that (a) the rights granted under the Assignment of Designated Leases shall terminate upon an Event of Default under the Lease Agreement, (b) the tenant under the Lease Agreement shall fully indemnify Purchaser for all matters arising out of the Designated Leases, and (c) the rights granted to the tenant under the Assignment of Designated Leases shall not be assignable to any subsequent tenant under the Lease Agreement.

ARTICLE II

DUE DILIGENCE

Section 2.01. Title Insurance.

(a) Title Commitment and Title Policy. Seller has delivered an owner’s title insurance commitment (each, a “Title Commitment”) with respect to each of the Properties issued by the Title Company (together with any endorsements that Purchaser may require and Title Company is authorized to issue, each a “Title Policy”). Seller and

Purchaser shall split equally the costs of all title examination charges and commitment fees, any and all insurance premiums and other costs related to the Title Policies.

(b) Title Company. The Title Company is hereby employed by the parties to act as escrow agent in connection with this Transaction. This Agreement shall be used as instructions to the Title Company, as escrow agent, which may provide its standard conditions of acceptance of escrow; provided, however, that in the event of any inconsistency between such standard conditions of acceptance and the terms of this Agreement, the terms of this Agreement shall prevail. The Title Company’s receipt of this Agreement and the opening of an escrow pursuant to this Agreement shall be deemed to constitute conclusive evidence of the Title Company’s agreement to be bound by the terms and conditions of this Agreement pertaining to the Title Company.

(c) Title Company Actions. The Title Company is authorized to pay, from any funds held by it for each party’s respective credit and in accordance with the closing statements executed by both parties, all amounts set forth on the closing statements as necessary to procure the delivery of any documents and to pay, on behalf of Purchaser and Seller, all charges and obligations payable by them, respectively. Seller will pay all charges payable by it to the Title Company. The Title Company shall not cause the Transaction to close unless and until it has received written instructions from Seller and Purchaser to do so. The Title Company is authorized, in the event any conflicting demand is made upon it concerning these instructions or the escrow, at its election, to hold any documents and/or funds deposited hereunder until an action shall be brought in a court of competent jurisdiction to determine the rights of Seller and Purchaser or to interplead such documents and/or funds in an action brought in any such court. Deposit by the Title Company of such documents and funds, after deducting therefrom its reasonable expenses and attorneys’ fees incurred in connection with any such court action, shall relieve the Title Company of all further liability and responsibility for such documents and funds.

Section 2.02. Survey. Seller has delivered to Purchaser certified ALTA/ACSM “as built” surveys of the Properties with the seal and signature of a registered engineer or surveyor, certified to Purchaser and Spirit Finance Corporation (the “Surveys”). If requested by the Title Company or reasonably requested by Purchaser, Seller shall undertake the update or revision thereof. Seller and Purchaser shall split equally the costs of all Surveys.

Section 2.03. Environmental. Seller has provided to Purchaser a current complete Phase I environmental investigation report for each of the Properties (and, with respect to some Properties, a current complete Phase II environmental investigative report), and, if deemed necessary by Purchaser in its sole, but reasonable, discretion, Purchaser may order a Phase II environmental report with respect to any one or more of the Properties, each certified to Seller, Purchaser and any Purchaser Affiliate requested by Purchaser (each, an “Environmental Report”), detailing and analyzing certain aspects of the Properties. Seller and Purchaser shall split equally the costs of all Environmental Reports.

Section 2.04. Valuations. Seller has provided to Purchaser certain current site inspections and valuations of the Properties, and Purchaser has ordered current site inspections and valuations of the remaining Properties, each of which does or shall separately state values for the Real Property and improvements for each of the Properties (each, a “Valuation”). Seller shall bear the cost of the Valuations for those Properties identified on Exhibit B as “Pool C Properties” and Purchaser shall bear the cost of the Valuations identified on Exhibit B as “Pool A Properties” and “Pool B Properties.” Purchaser agrees that it will provide Seller with copies of all Valuations it receives for the “Pool A Properties” and “Pool B Properties” (provided that said Valuations shall be without any representation or warranty of any kind as to the accuracy or completeness thereof, express or implied).

Section 2.05. Seller Documents. With reasonable promptness, but in no event later than ten (10) days prior to Closing, Seller shall deliver to Purchaser the following items which comply with the requirements set forth herein:

(a) to the extent available, “as-built” plans and specifications for each of the Properties;

(b) to the extent available, a certificate of occupancy for each of the Properties; and

(c) copies of existing leases, if any, between Seller and tenants of the Properties.

Section 2.06. Inspections. From the date of the Commitment Letter through the Closing Date, (a) Purchaser may perform whatever investigations, tests and inspections (collectively, the “Inspections”) with respect to any one or more of the Properties that Purchaser deems reasonably appropriate; and (b) Seller shall, at all reasonable times, (i) provide Purchaser and Purchaser’s officers, employees, agents, advisors, attorneys, accountants, architects, and engineers with access to the Properties, all drawings, plans, specifications and all engineering reports for and relating to the Properties in the possession of Seller, the files and correspondence relating to the Properties, and the statement of operating expenses for the maintenance of the Properties, (ii) subject to the provisions set forth herein, allow such Persons to make such inspections, tests, copies, and verifications as Purchaser reasonably considers necessary, and (iii) upon written notice from Purchaser that Purchaser intends to register securities under Securities Act of 1933, as amended, or that Purchaser has a class of securities registered under the Securities Exchange Act of 1934, as amended, make available to Purchaser (A) all public information concerning Seller’s general business affairs, and (B) financial information which would comply with Securities and Exchange Commission requirements for reporting by a public company for the most recent annual and quarterly fiscal periods of Seller. Purchaser agrees to indemnify and hold harmless Seller from and against any claims, damages, expenses (including reasonable attorneys’ fees and court costs) asserted against and/or incurred by Seller as a result of any injury to person(s) or damage to property caused by Purchaser incidental to such Inspections, and this indemnity shall survive the Closing of the purchase and sale contemplated by this Agreement or the earlier termination of the Agreement. Upon completion of its Inspections, Purchaser shall return the Properties in the same condition as existed prior to such Inspections, Purchaser shall provide Seller with copies of all written reports and materials relating to such Inspections upon receipt of the same by Purchaser, its agents or contractors (provided that Purchaser is not prevented from delivering the same by the provider of such reports and materials, and further provided that the delivery of such reports and materials to Seller shall be without any representation or warranty of any kind as to the accuracy or completeness thereof, express or implied, ), Purchaser and its employees, brokers, counsel and other consultants, advisors and agents shall maintain the highest degree of confidentiality with respect to Purchaser’s Inspections.

Section 2.07. Condition of the Properties. Except as expressly set forth herein, Seller and Purchaser understand and agree that Purchaser’s purchase of the Properties and other rights to be conveyed, sold, transferred and/or assigned pursuant to this Agreement shall be on an “AS IS” “WHERE IS” physical basis, “WITH ALL FAULTS,” without representation or warranty, express or implied, with regard to physical condition, including without limitation, any latent or patent defects, conditions of soils or groundwater, existence or nonexistence of Hazardous Materials, quality of construction, workmanship, merchantability or fitness for any particular purpose as to the physical measurements or useable space thereof. Purchaser hereby acknowledges that Purchaser has inspected or will inspect the Property to Purchaser’s satisfaction and that Seller does not plan to conduct its own inspection and shall not be liable for any latent or patent defects in the Property. Purchaser acknowledges that neither Seller nor any representative or agent of Seller has made any representation or warranty as to any of the following: (a) the physical or environmental condition (including surface and subsurface conditions), state of repair, income, expenses, operations of the Properties and surrounding property; (b) the assignability, assumability, transferability or validity of any licenses, permits, government approvals, warranties or guaranties relating to the Properties or the use and operation thereof; (c) the accuracy or completeness of any information provided by Seller with respect to environmental matters; (d) compliance or noncompliance with local, state or federal statutes, ordinances, orders or regulations concerning the Properties or the use thereof; (e) prior or current operations conducted on the Properties; or (f) any matter or thing affecting or relating to the Properties or this Agreement not expressly stated in this Section 2.07. Purchaser has not been induced by and has not relied upon any statement, representation or agreement, whether express or implied, not specifically set forth in this Agreement. Seller shall not be liable or bound in any manner by any oral or written statement, agreement or information pertaining to the Properties or this Agreement furnished by any agent, employee or other Person.

Section 2.08. Purchaser’s Right to Terminate. Notwithstanding any provision contained herein, from the date of the Commitment Letter through the Closing Date, if, based upon the items provided and the Inspections conducted as described in Article II, any one or more of the Properties are unacceptable to Purchaser in Purchaser’s sole discretion, by written notice to Seller, Purchaser shall, at its option, (a) remove the applicable Property or Properties from the Properties to be conveyed hereunder, with an appropriate adjustment to the Purchase Price, and proceed to close with respect to the remaining Properties; or (b) terminate this Agreement in its entirety without further liability by the parties except as expressly set forth herein.

Section 2.09. Seller’s Right to Terminate. Notwithstanding any provision contained herein from the date of the Commitment Letter through the Closing Date, if, based upon the Valuations or the findings of Purchaser’s Inspections, the sale of any one or more of the Properties is unacceptable to Seller in Seller’s sole discretion, by written notice to Purchaser, Seller shall, at its option (a) remove the applicable Property or Properties from the Properties to be conveyed hereunder, with an appropriate adjustment to the Purchase Price, and proceed to close with respect to the remaining Properties, or (b) terminate this Agreement in its entirety without further liability by the parties except as expressly set forth herein.

ARTICLE III

CLOSING

Section 3.01. Closing Date. Subject to the provisions of Article V of this Agreement and a determination by Purchaser and Seller that all conditions precedent have been satisfied, the closing date of the Transaction contemplated by this Agreement (the “Closing”) shall be set by mutual agreement of Seller and Purchaser (the “Closing Date”); provided, however, that the Closing Date shall not extend beyond the Closing Deadline. The parties shall deposit all documents and funds required hereunder with the Title Company on or before the Closing Date.

Section 3.02. Possession. Possession of the Properties, free and clear of all tenants or other parties in possession except for the tenants under the Designated Leases, and except in accordance with the Lease Agreement, shall be delivered to Purchaser on the Closing Date.

ARTICLE IV

REPRESENTATIONS WARRANTIES AND COVENANTS

Section 4.01. Seller. Seller represents and warrants to, and covenants with, Purchaser as follows:

(a) Organization and Authority. Seller is duly organized or formed, validly existing and in good standing under the laws of its state of incorporation, organization or formation, as applicable, and qualified as a foreign corporation, partnership or limited liability company, as applicable, to do business in any jurisdiction where such qualification is required. Seller has all requisite corporate, partnership and limited liability power and authority, as applicable, to own and operate the Properties, to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents, and to carry out the Transaction. The Person who has executed this Agreement on behalf of Seller has been duly authorized to do so.

(b) Enforceability of Documents. Upon execution by Seller and Guarantor, respectively, this Agreement and the other Transaction Documents shall constitute the legal, valid and binding obligations of Seller and Guarantor, respectively, enforceable against Seller and Guarantor in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(c) No Other Agreements and Options. Except for the Designated Leases, none of Seller, Guarantor or any Property is subject to any commitment, obligation, or agreement, including, without limitation, any right of first refusal, option to purchase or lease granted to a third party, which would prevent Seller from completing or impair Seller’s ability to complete the sale of the Properties under this Agreement or the subsequent lease of the Properties pursuant to the Lease Agreement, or which would bind Purchaser subsequent to consummation of the Transaction.

(d) No Violations. The authorization, execution, delivery and performance of this Agreement and the other Transaction Documents will not (i) violate any provisions of the articles and certificates of incorporation, organization or formation, as applicable, or other charter documents of Seller, (ii) result in a violation of or a conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under any other document, instrument or agreement to which Seller is a party or by which Seller, the Properties or any of the property of Seller are subject or bound, (iii) except with respect to the tenancy created by the Lease, result in the creation or imposition of any Lien, restriction, charge or limitation of any kind, upon the Properties, or (iv) to the best of Seller’s knowledge, violate any applicable law, statute, regulation, rule, ordinance, code, rule or order of any court or Governmental Authority.

(e) Compliance. To the best of Seller’s knowledge, and without any investigation on the part of Seller, other than the survey encroachments set forth on the Surveys, Seller has not received notification that Seller or any Property is in violation of (i) any statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of each Governmental Authority having jurisdiction over the Properties (collectively, the “Legal Requirements”), (ii) any restrictions, covenants and encumbrances of record with respect to the Properties, or (iii) any material agreements, material contracts or insurance policies applicable to the Properties or the ownership, operation, use or possession thereof.

(f) Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Without in any way limiting the provisions of Section 4.01(e), Seller, and to the best of Seller’s knowledge, each of the Seller Entities is not currently identified on the OFAC List, and is not a Person with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States.

(g) Litigation. There is no legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or involving or, to the best of Seller’s knowledge, threatened against, the Seller Entities, Guarantor or the Properties before any Governmental Authority, except as has been disclosed in writing by Seller, which in any way materially and adversely affects or may adversely affect the Properties, or the ability of Seller or Guarantor to perform under this Agreement, the Guaranty, or any other Transaction Documents, or which questions or challenges Seller’s, and/or Guarantor’s participation in the Transaction contemplated by this Agreement or any other Transaction Document.

(h) Surveys. Except as set forth on Exhibit J attached hereto (the “Recent Improvements”), Seller has not made or caused to be made any structural improvements or structural additions to existing improvements on any Property since the date of the corresponding Survey.

(i) Environmental. Except as otherwise disclosed in the Environmental Reports, to the best of Seller’s knowledge, Seller has not received any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority) relating to Hazardous Materials, Regulated Substances or USTs, or remediation thereof, of possible liability of any Person pursuant to any Hazardous Materials Law, other environmental conditions in connection with the Properties, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing.

(j) Information and Financial Statements. To the extent specifically delivered by Seller to Purchaser, the financial statements and other information concerning Seller and Guarantor delivered by Seller to Purchaser are true, correct and complete in all respects, and no adverse change has occurred with respect to any such financial statements and other information provided to Purchaser since the date such financial statements and other information were prepared or delivered to Purchaser. Seller understands that Purchaser is relying upon such financial statements and information and Seller represents that such reliance is reasonable. All such financial statements were prepared in accordance with generally accepted accounting principles consistently applied and accurately reflect, as of the date of this Agreement and the Closing Date, the financial condition of each individual or entity to which they pertain.

All representations and warranties of Seller made in this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing Date, shall be true at and as of the Closing Date, and, together with the covenants made by Seller herein, shall survive Closing.

Section 4.02. Purchaser. Purchaser represents and warrants to, and covenants with, Seller as follows:

(a) Organization and Authority. Purchaser is a limited liability company], duly organized, validly existing and in good standing under the laws of its state of organization. Purchaser has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents to which it is a party and to carry out the Transaction. The Person who has executed this Agreement on behalf of Purchaser has been duly authorized to do so.

(b) Enforceability of Documents. Upon execution by Purchaser, this Agreement and the other Transaction Documents to which it is a party, shall constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(c) Litigation. There are no actions or proceedings pending against or involving Purchaser before any Governmental Authority which in any way materially and adversely affect Purchaser’s ability to perform under this Agreement, the Lease Agreement and any other Transaction Documents to which it is a party.

(d) Compliance With Other Instruments. The execution, delivery and performance by Purchaser of this Agreement will not violate, or constitute a default under, any provision of Purchaser’s charter documents or of any agreement or other instrument to which Purchaser is a party or by which Purchaser or any of its properties are bound.

All representations and warranties of Purchaser made in this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing Date, shall be true at and as of the Closing Date, and, together with the covenants made by Purchaser herein, shall survive Closing.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

Section 5.01. Purchaser’s Conditions to Closing. Purchaser shall not be obligated to close and fund the Transaction until the fulfillment (or written waiver by Purchaser) of all of the following conditions:

(a) Purchaser shall have received all of the items and materials referenced in Article II hereof.

(b) Purchaser shall have inspected and approved the Properties.

(c) From the date of the Commitment Letter through the Closing, Seller has (i) operated and maintained the Property in substantially the same manner as it has heretofore operated and maintained the same and has not taken any action (other than any corporate restructuring) which would adversely change the state of title to any Property as of the Closing from that which existed as of the date of the Commitment Letter, (ii) other than the Lease Agreement, not entered into any material contracts and agreements (including all amendments and modifications thereto) relating to the construction, use, maintenance, repair, service, leasing, and/or operation of any Property which might become the obligation of Purchaser, provided, however, Seller shall have the right to enter into routine maintenance and related contracts without Purchaser’s consent provided same will not become an obligation of Purchaser, (iii) other than the Lease Agreement, not entered into any leases for all or any portion of any Property, in each case without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned and/or delayed, and (iv) not amended, modified or terminated any lease respecting any Property without Purchaser’s written consent, which consent shall not be unreasonably withheld, conditioned and/or delayed.

(d) The Property shall be in substantially the same condition on the date of Closing as of the Inspection Date, subject only to normal wear and tear, and no adverse change to the Property shall have occurred since the Inspection Date.

(e) Neither Seller nor any Affiliate of Seller shall have received any notices from any city, county or any governmental authority of any taking of the Property, or any portion of the Property, by eminent domain or similar proceeding, and no such taking or other condemnation of the Property, or any portion thereof, shall be threatened, to the Seller’s knowledge, by any such governmental authority.

(f) No casualty shall have occurred materially affecting the Property, or any portion thereof.

(g) Seller, Lessee, and Guarantor, as appropriate, shall have delivered to Purchaser or the Title Company, as applicable, the following items:

(i) The Deed or Deeds, pursuant to which the Properties are conveyed to Purchaser, free of all Liens, restrictions encroachments and easements, except the Permitted Encumbrances;

(ii) A duly executed bill of sale conveying all fixtures, except for the Excluded Property located on the Properties, and further excluding any and all personal property and/or trade fixtures of Seller, in the form attached hereto as Exhibit E (the “Bill of Sale”);

(iii) Such documents evidencing the legal status and good standing of Seller and Lessee that may be required by the Title Company for issuance of the Title Policy;

(iv) Fully executed originals of (A) the Lease Agreement substantially in the form attached as Exhibit D to this Agreement, with modifications as may be required by or customary under applicable state law and necessary to conform to the particular facts of the Properties, together with fully executed originals of the memorandum thereof substantially in the form attached as Exhibit D-1 (the “Memorandum of Lease”), (B) the Assignment of Designated Leases, and (C) all of the other Transaction Documents, including without limitation, the Guaranty;

(v) Certificates evidencing the insurance coverage, limits and policies to be carried by Lessee under and pursuant to the terms of the Lease Agreement and naming Purchaser or Purchaser’s nominee or assigns (if any) as additional insured(s) (“Proof of Insurance”);

(vi) Evidence satisfactory to Purchaser that the locations of the Properties are not within the 100-year flood plain or identified as a “Special Flood Hazard Area” by the Federal Emergency Management Agency, or if the Properties are in such a Special Flood Hazard Area, evidence of flood insurance maintained on the Properties in amounts and on terms and conditions satisfactory to Purchaser, provided Purchaser has provided Seller with the specific list of such Properties;

(vii) An Opinion of Counsel from Counsel and addressed to Purchaser;

(viii) A duly executed affidavit from Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and 1984 Tax Reform Act, in the form attached hereto as Exhibit F (“Non-Foreign Seller Certificate”);

(ix) A closing statement;

(x) All documents required to be delivered by this Agreement and the other Transaction Documents; and

(xi) Such further documents as reasonably may be required in order to fully and legally close this Transaction.

(h) Purchaser shall have received the Title Commitment and the Title Company’s irrevocable commitment to insure title by means of the Title Policies which shall (i) subject to Section 5.01(c)(i), show insurable title in Seller, (ii) be in an aggregate amount equal to the Purchase Price, (iii) commit to insure Purchaser’s fee simple ownership in the Properties subject only to Permitted Encumbrances, and (iv) contain such endorsements as Purchaser may require and the Title Company may provide pursuant to applicable state law.

(i) All Property-specific conditions listed on Exhibit H attached hereto shall have been satisfied and fulfilled to Purchaser’s reasonable satisfaction.

(j) All “Conditions Precedent,” as set forth in the Commitment Letter, have been satisfied to Purchaser’s reasonable satisfaction.

Upon the fulfillment or Purchaser’s written waiver of all of the above conditions, Purchaser shall deposit immediately available federal funds necessary to close this Transaction with the Title Company and this Transaction shall close in accordance with the terms and conditions of this Agreement. Unless otherwise dated, all of the documents to be delivered at Closing shall be dated as of the Closing Date.

Section 5.02. Seller’s Conditions Precedent to Closing. Seller shall not be obligated to close the Transaction until the fulfillment (or written waiver by Seller) of all of the following conditions:

(a) Purchaser shall have delivered to the Title Company the Purchase Price, as adjusted pursuant to the requirements of this Agreement;

(b) Purchaser shall have caused to be executed and delivered to the appropriate Persons fully executed originals of all Transaction Documents, including without limitation, the Lease Agreement, with modifications as may be required by or customary under applicable state law and necessary to conform to the particular facts of the Properties, together with the Memorandum of Lease;

(c) Purchaser shall have delivered a closing statement to the Title Company;

(d) Purchaser shall have delivered to Seller and/or the Title Company such further documents as may reasonably be required in order to fully and legally close this Transaction; and

(e) All “Conditions Precedent,” as set forth in the Commitment Letter, have been satisfied to Seller’s reasonable satisfaction.

(f) All covenants, agreements and conditions required to be performed or complied with by Purchaser prior to or at the time of Closing in connection with the Transaction shall have been duly performed or complied with by Purchaser or waived in writing by Seller prior to or at such time.

ARTICLE VI

DEFAULTS; REMEDIES

In the event that (a) Seller defaults or fails to perform any of the conditions or obligations of Seller under this Agreement, or (b) the terms and conditions of this Agreement have been satisfied by Seller, and Purchaser refuses or is unable to close on this Agreement within the time limits set forth, (each, an “Event of Default”), then in such event, the non-defaulting party’s sole remedy shall be entitled to declare this Agreement terminated and, upon such termination, the parties shall have no further rights or obligations with respect to this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Transaction Characterization.

(a) The parties intend that the conveyance of the Properties to Purchaser be an absolute conveyance in effect as well as form, and that the instruments of conveyance to be delivered at Closing shall not serve or operate as a mortgage, equitable mortgage, deed of trust, security agreement, trust conveyance or financing or trust arrangement of any kind, nor as a preference or fraudulent conveyance against any creditors of Seller. After the execution and delivery of the Deed or Deeds, Seller will have no legal or equitable interest or any other claim or interest in the Properties other than as set forth in the Lease Agreement. The parties also intend for the Lease Agreement to be a true lease and not a transaction creating a financing lease, capital lease, equitable mortgage, mortgage, deed of trust, security interest or other financing arrangement, and the economic realities of the Lease Agreement are those of a true lease. Notwithstanding the existence of the Lease Agreement, neither party shall contest the validity, enforceability or characterization of the sale and purchase of the Properties by Purchaser pursuant to this Agreement as an absolute conveyance, and both parties shall support the intent expressed herein that the purchase of the Properties by Purchaser pursuant to this Agreement provides for an absolute conveyance and does not create a joint venture, partnership, equitable mortgage, trust, financing device or arrangement, security interest or the like, if, and to the extent that, any challenge occurs.

(b) Each of the parties hereto agrees that it will not, nor will it permit any Affiliate to, at any time, take any action or fail to take any action with respect to the preparation or filing of any statement or disclosure to Governmental Authority, including without limitation, any income tax return (including an amended income tax return), to the extent that such action or such failure to take action would be inconsistent with the intention of the parties expressed in this Section 7.01.

Section 7.02. Risk of Loss.

(a) Condemnation. If, prior to Closing, action is initiated to take any of the Properties, or any portion thereof, by eminent domain proceedings or by deed in lieu thereof, Purchaser may elect at or prior to Closing, to (i) remove the applicable Property or Properties from the Properties to be conveyed hereunder, with an appropriate adjustment to the Purchase Price, and proceed to close with respect to the remaining Properties, or (ii) proceed to close, in which event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.

(b) Casualty. Seller assumes all risks and liability for damage to or injury occurring to the Properties by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If the Properties, or any part thereof, suffer any damage prior to the Closing from fire or other casualty, which Seller, at its sole option, does not elect to repair, Purchaser may elect at or prior to Closing, to (i) remove the applicable Property or Properties from the Properties to be conveyed hereunder, with an appropriate adjustment to the Purchase Price, and proceed to close with respect to the remaining Properties, or (ii) consummate the Closing, in which event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage (less an amount equal to any expense and costs incurred by Seller to repair or restore the Properties and any portion paid or to be paid on account of the loss of rents or other income from the Property for the period prior to the Closing Date, all of which shall be payable to Seller), to the extent that the amount of such insurance does not exceed the Purchase Price, shall be assigned to Purchaser at Closing, and Purchaser shall be entitled to a credit in the amount of Seller’s deductible at Closing.

(c) Maintenance of Properties and Insurance. From the date hereof until Closing, Seller shall continue to maintain the Properties in the same condition and repair, and shall continue to maintain its casualty insurance for the Properties in substantially the same amounts, with substantially the same or greater coverage, and subject to substantially the same deductibles as in existence as of the date of the Commitment Letter.

Section 7.03. Notices. All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Agreement (collectively called “Notices”) shall be in writing and given by (a) hand delivery, (b) express overnight delivery service, (c) certified or registered mail, return receipt requested or (d) electronic mail message, provided that a copy of such electronic mail message is also sent via certified or registered mail, return receipt requested, within one Business Day of the transmission of such electronic mail message, and shall be deemed to have been delivered upon (i) receipt, if hand delivered, (ii) the next Business Day, if delivered by a reputable express overnight delivery service, (iii) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested, or (iv) transmission, if delivered by electronic mail pursuant to the requirements of Section 7.03(d) above. Notices shall be provided to the parties and addresses (or facsimile numbers, as applicable) specified below:

If to Seller:	c/o Hughes Supply, Inc.
501 West Church Street (a/k/a One Hughes Way)
Orlando, Florida 328905
Attention: Jeff Bulejcik
Telephone: (407) 841-4755
Telecopy: (407) 649-3018
E-Mail: jeff.bulejcik@hughessupply.com

With copies to:	Hughes Supply, Inc.
501 West Church Street
(a/k/a One Hughes Way)
Orlando, Florida 32805
Attention: Legal Department

Holland & Knight LLP
200 South Orange Avenue, Suite 2600
Orlando, Florida 32801
Attention: Kathryn B. Williams

If to Purchaser:	Spirit Finance Acquisitions, LLC
14631 North Scottsdale Road, Suite 200
Scottsdale, Arizona 85254-2711
Attention: Ms. Catherine Long
Telephone: (480) 606-0820
Telecopy: (480) 606-0826
E-Mail: clong@spiritfinance.com

With a copy to:	Kutak Rock LLP
1801 California Street, Suite 3100
Denver, Colorado 80202
Attention: Peggy A. Richter, Esq.
Telephone: (303) 297-2400
Telecopy: (303) 292-7799
E-Mail: peggy.richter@kutakrock.com

or to such other address or such other Person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above. Whenever in this Agreement the giving of Notice is required, the giving thereof may be waived in writing at any time by the Person or Persons entitled to receive such Notice.

A copy of any Notice delivered pursuant to this Section shall also contemporaneously be delivered in the manner herein specified to any mortgagee or assignee of Purchaser’s interest which shall have duly notified Seller in writing of its name and address.

Section 7.04. Assignment. Upon notice to Seller, Purchaser may assign its rights under this Agreement to an Affiliate of Purchaser without Seller’s consent, provided, however, that no such assignment shall relieve Purchaser of its obligations hereunder. Upon notice to Purchaser, Seller may assign its rights under this Agreement to an Affiliate of Seller without Purchaser’s consent; provided, however, that no such assignment shall relieve Seller of its obligations hereunder. Except for the foregoing, neither party shall have the right to assign this Agreement without the prior written consent of the other party, which consent may be withheld in said party’s sole discretion.

Section 7.05. Indemnity. Except as specifically set forth in Section 2.06, Seller shall indemnify, defend and hold harmless Purchaser and its managers, members, officers, employees, representatives, successors, assigns, agents, lenders, contractors, subcontractors, experts, licensees, affiliates, lessees, mortgagees, trustees and invitees, as applicable (collectively, the “Indemnified Parties”), from and against any and all Losses of any nature arising from or connected with (a) breach of any of the representations, warranties, covenants, agreements or obligations of Seller set forth in this Agreement, and (b) the ownership and operation of the Properties prior to the Closing Date. Purchaser shall indemnify, defend and hold harmless Seller and its managers, members, officers, employees, representatives, successors, assigns, agents, lenders, contractors, subcontractors, experts, licensees, affiliates, lessees, mortgagees, trustees and invitees, as applicable (collectively, the “Seller Indemnified Parties”), from and against any and all Losses of any nature arising from or connected with a breach of any of the representations, warranties, covenants, agreements or obligations of Purchaser set forth in this Agreement.

Section 7.06. Brokerage Commission. Each of the parties represents and warrants to the other that neither party has dealt with, negotiated through or communicated with any broker in connection with this Transaction other than Trammell Crow Company, whose commissions and fees shall be paid by Seller pursuant to the terms of an outside agreement between Seller and Trammell Crow Company. Each party shall indemnify, defend and hold harmless the other party from and against any and all claims, loss, costs and expenses, including reasonable attorneys’

fees, resulting from any claims that may be made against such party by any broker claiming a commission or fee by, through or under the other party. The parties’ respective obligations under this Section 7.06 shall survive Closing or termination of this Agreement.

Section 7.07. Disclosure. Except as expressly provided in Section 7.06, in this Section 7.07 and by law or judicial action, neither Seller nor Purchaser will make any public disclosure of this Agreement or the other Transaction Documents, the Transaction or the provisions of the Transaction Documents without the prior written consent of the other party hereto. The parties also agree that, notwithstanding any provision contained in this Agreement, any party (and each employee, representative or other agent of any party) may disclose to any and all Persons, without limitation of any kind, any matter required under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Section 7.08. Time is of the Essence. The parties hereto expressly agree that time is of the essence with respect to this Agreement.

Section 7.09. Non-Business Days. If the Closing Date or the date for delivery of a notice or performance of some other obligation of a party falls on a Saturday, Sunday or legal holiday in the state in which any Property is located, then the Closing Date or such notice or performance shall be postponed until the next Business Day.

Section 7.10. Waiver and Amendment. No provision of this Agreement shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.

Section 7.11. No Personal Liability. Notwithstanding anything to the contrary provided in this Agreement, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Agreement and the Lease Agreement that (i) there shall be absolutely no personal liability on the part of any shareholder, director, officer, manager, member, or employee of either party with respect to any of the terms, covenants and conditions of this Agreement, and (ii) each party waives all claims, demands and causes of action against the other party’s officers, directors, managers, members, employees and agents in the event of any breach of any of the terms, covenants and conditions of this Agreement to be performed by the other party, such exculpation of liability to be absolute and without any exception whatsoever.

Section 7.12. Construction Generally. This is an agreement between parties who are experienced in sophisticated and complex matters similar to the Transaction and the other Transaction Documents, is entered into by both parties in reliance upon the economic and legal bargains contained herein and therein, and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Seller and Purchaser were each represented by legal counsel competent in advising them of their obligations and liabilities hereunder.

Section 7.13. Further Assurances. Each of the parties agrees, whenever and as often as reasonably requested so to do by the other party or the Title Company, to execute, acknowledge, and deliver, or cause to be executed, acknowledged, or delivered, any and all such further conveyances, assignments, confirmations, satisfactions, releases, instruments, or other documents as may be necessary, expedient or proper, in order to complete any and all conveyances, transfers, sales and assignments herein provided and to do any and all other acts and to execute, acknowledge and deliver any and all documents as so requested in order to carry out the intent and purpose of this Agreement.

Section 7.14. Attorneys’ Fees. In the event of any controversy, claim, dispute or proceeding between the parties concerning this Agreement, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and other costs in addition to any other relief to which it may be entitled.

Section 7.15. Entire Agreement. This Agreement and all other Transaction Documents, and all other certificates, instruments or agreements to be delivered hereunder and thereunder constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements, written or oral, between Seller and Purchaser with respect to the subject matter of this Agreement. Notwithstanding anything in this Agreement to the contrary, upon the execution and delivery of this Agreement by Seller and Purchaser, the Commitment Letter shall be deemed null and void and of no further force and effect and the terms and conditions of this Agreement shall control notwithstanding that such terms are inconsistent with or vary from those set forth in the Commitment Letter.

Section 7.16. Separability; Binding Effect; Governing Law. Each provision hereof shall be separate and independent, and the breach of any provision by Purchaser shall not discharge or relieve Seller from any of its obligations hereunder. Each provision hereof shall be valid and shall be enforceable to the extent not prohibited by law. If any provision hereof or the application thereof to any Person or circumstance shall to any extent be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. All provisions contained in this Agreement shall be binding upon, inure to the benefit of and be enforceable by the successors and assigns of each party hereto, including, without limitation, any United States trustee, any debtor-in-possession or any trustee appointed from a private panel, in each case to the same extent as if each successor and assign were named as a party hereto.

Section 7.17. Survival. Except for the conditions of Closing set forth in Article V, which shall be satisfied or waived in writing as of the Closing Date, all representations, warranties, agreements, obligations and indemnities of Seller and Purchaser set forth in this Agreement shall survive the Closing.

Section 7.18. Waiver of Jury Trial and Certain Damages. THE PARTIES HERETO SHALL AND THEY HEREBY DO INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT AND/OR ANY CLAIM OR INJURY OR DAMAGE RELATED THERETO.

SELLER FURTHER WAIVES THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM PURCHASER IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY SELLER AGAINST PURCHASER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND/OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO.

Section 7.19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall be deemed to constitute one and the same instrument.

[Remainder of page intentionally left blank; signature page(s) to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

PURCHASER:

SPIRIT FINANCE ACQUISITIONS, LLC, a Delaware limited liability company

By:	/s/ Gregg A. Seibert
Name:	Gregg A. Seibert
Title:	Senior Vice President

SPIRIT MASTER HOLDINGS SPE, LLC,
a Delaware limited liability company

By:	/s/ Gregg A. Seibert
Name:	Gregg A. Seibert
Title:	Senior Vice President

SELLER:

CAROLINA PUMP & SUPPLY CORP., a Rhode Island corporation

By:	/s/ David Bearman
David Bearman
Treasurer

HSI INDIANA, LLC, an Indiana limited liability company

By:	Electric Laboratories and Sales Corporation, an Indiana corporation

As Its: Manager

	By:	/s/ David Bearman
David Bearman
Treasurer

HSI NORTH CAROLINA, LLC, a North Carolina limited liability company

By:	HUGHES SUPPLY, INC., a Florida corporation, its managing member

	By:	/s/ David Bearman
David Bearman
Executive Vice President and Chief Financial Officer

HUGHES SUPPLY, INC., a Florida corporation

By:	/s/ David Bearman
David Bearman
Executive Vice President and Chief Financial Officer

HUGHES SUPPLY (VA), INC., a Virginia corporation

By:	/s/ David Bearman
David Bearman
Treasurer

JUNO INDUSTRIES, INC., a Florida corporation

By:	/s/ David Bearman
David Bearman
Treasurer

KAMEN SUPPLY COMPANY, INC., a Kansas corporation

By:	/s/ David Bearman
David Bearman
Treasurer

ONE STOP SUPPLY, INC., a Tennessee corporation

By:	/s/ David Bearman
David Bearman
Treasurer

PAINE SUPPLY OF JACKSON, INC., a Mississippi corporation

By:	/s/ David Bearman
David Bearman
Treasurer

PANHANDLE PIPE & SUPPLY CO., INC., a West Virginia corporation

By:	/s/ David Bearman
David Bearman Treasurer

SOUTHWEST STAINLESS, L.P., a Delaware limited partnership

By:	HUGHES GP & Management, Inc., a Delaware corporation

	As Its:	Managing General Partner

	By:	/s/ David Bearman
David Bearman Treasurer

USCO INCORPORATED, a North Carolina corporation

By:	/s/ David Bearman
David Bearman Treasurer

UTILISERVE, INC., a Delaware corporation

By:	/s/ David Bearman
David Bearman Treasurer

WATERWORKS SALES COMPANY, a Colorado corporation

By:	/s/ David Bearman
David Bearman Treasurer

WCC MERGER CORPORATION, a Georgia corporation

By:	/s/ David Bearman
David Bearman Treasurer

EXHIBIT A

DEFINED TERMS

The following terms shall have the following meanings for all purposes of this Agreement:

“Affiliate” or any derivation thereof, means any Person which directly or indirectly controls, is under common control with, or is controlled by any other Person. For purposes of this definition, “controls”, “under common control with” and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or otherwise.

“Agreement” means this Purchase and Sale Agreement.

“Allocations” has the meaning set forth in Section 1.02.

“Assignment of Designated Leases” has the meaning set forth in Section 1.05.

“Bill of Sale” has the meaning set forth in Section 5.01(g)(ii).

“Business Day” means a day on which banks located in Scottsdale, Arizona are not required or authorized to remain closed.

“Closing” shall have the meaning set forth in Section 3.01.

“Closing Date” means the date specified as the closing date in Section 3.01.

“Closing Deadline” means December 30, 2004.

“Commitment Letter” means that certain Commitment Letter dated November 23, 2004, between Purchaser and Seller with respect to the Transaction, and any amendments or supplements thereto.

“Counsel” means Holland & Knight LLP.

“Deed” means that special warranty deed (if consistent with local practice and procedures) whereby Seller conveys to Purchaser all of Seller’s good and marketable fee simple title in and to the Properties, free and clear of all Liens, restrictions, encroachments and easements, except the Permitted Encumbrances.

“Designated Leases” has the meaning set forth in Section 1.01.

“Environmental Report” has the meaning set forth in Section 2.03.

“Event of Default” has the meaning set forth in Article VI.

“Excluded Property” has the meaning set forth in Section 1.01.

“Governmental Authority” means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of the United States, any state in which the Properties are located, or any political subdivision thereof.

“Guarantor” means Hughes Supply, Inc. and any permitted successors thereto.

“Guaranty” means an unconditional guaranty of payment and performance in the form attached hereto as Exhibit G.

“Hazardous Materials” includes: (a) oil, petroleum products, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants which pose a hazard to the Properties or to Persons on or about the Properties, cause the Properties to be in violation of any local, state or federal law or regulation, (including without limitation, any Hazardous Materials Law), or are defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “contaminants”, “pollutants”, or words of similar import under any applicable local, state or federal law or under the regulations adopted, orders issued, or publications promulgated pursuant thereto, including, but not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq.; (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; and (iv) regulations adopted and publications promulgated pursuant to the aforesaid laws; (b) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million; (c) underground storage tanks; and (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of the occupants of the Properties or the owners and/or occupants of any Adjoining Property.

“Hazardous Materials Laws” includes any and all federal, state and local laws, rules, regulations, statutes, and requirements pertaining or relating to the environmental condition of the Properties or to Hazardous Materials.

“Indemnified Parties” has the meaning set forth in Section 7.05.

“Inspections” has the meaning set forth in Section 2.06(a).

“Lease Agreement” means the Lease Agreement substantially in the form attached hereto as Exhibit D.

“Legal Requirements” has the meaning set forth in Section 4.01(e).

“Lessee” means those entities set forth on Exhibit I attached hereto.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

“Losses” means any and all claims, lawsuits, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, interest, penalties, interest, charges, fees, expenses, judgments, decrees, awards, amounts paid in settlement and damages of whatever kind or nature (including, without limitation, attorneys’ fees, court costs and costs incurred in the investigation, defense and settlement of claims).

“Memorandum of Lease” has the meaning set forth in Section 5.01(g)(iv).

“Non-Foreign Seller Certificate” has the meaning set forth in Section 5.01(g)(vii).

“Notices” has the meaning set forth in Section 7.03.

“OFAC List” means the list of specially designated nationals and blocked Persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any Legal Requirements, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States. The OFAC List currently is accessible through the internet website www.treas.gov/ofac/t11sdn.pdf.

“Opinion of Counsel” means an opinion by Counsel to the Seller Entities and Guarantor with such qualifications as are reasonably acceptable to Purchaser’s counsel.

“Permitted Encumbrances” means (a) the lien of any real estate taxes, water and sewer charges, not yet due and payable; (b) the rights of Lessee under the Lease Agreement; and (c) those recorded easements, restrictions, liens and encumbrances set forth as exceptions in the Title Commitment and in the Title Policy to be issued by Title Company to Purchaser and approved by Purchaser in its sole discretion in connection with this Agreement.

“Person” means any natural person, firm, corporation, partnership, limited liability company, other entity, state, political subdivision of any state, the United States of America, any agency or instrumentality of the United States of America, any other public body or other organization or association.

“Proof of Insurance” has the meaning set forth in Section 5.01(c)(v).

“Properties” has the meaning set forth in Section 1.01.

“Purchase Price” means the amount specified in Section 1.02.

“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

“Real Property” has the meaning set forth in Section 1.01.

“Regulated Substances” means “petroleum” and “petroleum-based substances” or any similar terms described or defined in any Hazardous Materials Laws and any applicable federal, state, county or local laws applicable to or regulating USTs.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Entities” means, collectively, Seller and Lessee and any Affiliate of Seller and Lessee.

“Seller Indemnified Parties” has the meaning set forth in 7.05

“Surveys” has the meaning set forth in Section 2.02.

“Title Commitment” has the meaning set forth in Section 2.01(a).

“Title Company” means Chicago Title Insurance Company.

“Title Policy” has the meaning set forth in Section 2.01(a).

“Transaction” has the meaning set forth in Section 1.01.

“Transaction Documents” means this Agreement, the Lease Agreement, the Memorandum of Lease, the Assignment of Designated Leases, the Guaranty, the Deed, the Bill of Sale, the Proof of Insurance, the Opinion of Counsel, the Non-Foreign Seller Certificate, the UCC-1 Financing Statements, any and all documents referenced herein and therein, and such other documents, payments, instruments and certificates as are reasonably required by Purchaser and/or the Title Company.

“UCC-1 Financing Statements” means such UCC-1 Financing Statements as Purchaser shall require with respect to the Transaction.

“USTs” means any one or combination of tanks and associated product piping systems used in connection with storage, dispensing and general use of Regulated Substances.

“Valuation” has the meaning set forth in Section 2.04.

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